Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements No. 333-254015 on Form S-3, Nos. 333-203203 and 333-214617 on Form S-4 and Nos. 333-87320, 333-106535, 333-106539, 333-174497, 333-197898, 333-204976, 333-221274, 333-252830, and 333-258331 on Form S-8 of Arthur J. Gallagher & Co. of our report dated December 15, 2021 (February 11, 2022, as to Note 10), relating to the financial statements of Willis Re DivestCo appearing in this Current Report on Form 8-K/A dated February 14, 2022.

/s/ Deloitte & Touche LLP

Philadelphia, PA

February 14, 2022